Atlantic Liberty Financial Corp.

Selected Financial Condition Data:         	<c>		  <c>

					At September 30,       At March 31,
					         2005              2005
						    (In Thousands)
Total Assets 				$     177,111          $ 183,974
Loans Receivable, net (1) 		      123,903            120,148
Securities Available for Sale 		        2,829              2,940
Securities Held to Maturity                    40,220             45,985
Deposits                                      104,650            109,103
Total Borrowings                               40,550             43,350
Stockholders' Equity                            28,740             27,827

(1) The allowance for loan losses was $753,000 and $737,000 at September 30, 2005 and March 31, 2005 respectively.


                                  Three-months Ended        Six-months Ended
	         		                   September 30,
		                   2005         2004         2005           2004
          				(In thousands, except for per share data)

Selected Operating Data:

Interest Income                   $ 2,527     $ 2,452       $  5,064       $  4,831
Interest Expense                      807         720          1,577          1,386
Net Interest Income                 1,720       1,732          3,487          3,445
Provision for Loan Losses              -          125            -              125
Net Interest Income
 after provision for Loan Losses    1,720       1,607          3,487          3,320
Non-interest income                   147         958            246          1,112
Non-interest expense                1,144       1,238          2,245          2,417
Income before income taxes            723       1,327          1,488          2,015
Income taxes                          325         565            646            848
Net income                            398         762            842          1,167
Net Income per share-Basic       $   0.25     $  0.48        $  0.53       $   0.74
Net Income per share
   -Fully Diluted                $   0.24     $  0.48        $  0.51       $   0.74



Selected Financial Ratios and Other Data:

					    At or for the Three Months Ended
                                                      September 30,
Performance Ratios:                             2005              2004

Return on Average Assets                       0.89%             1.66%
Return on Average Equity                       5.57%            11.41%
Interest Rate Spread                           3.69%             3.68%

Asset Quality Ratios:
Non-performing assets to total assets          0.05%             0.34%
Allowance for loan losses
 to non performing loans                    6275.00%           134.51%
Allowance for loan losses
 to total loan receivable                      0.60%             0.61%

Capital Ratio:
Equity to total assets                         16.23%           14.74%
